Exhibit 1

                                  PERDIGAO S.A.
             TAX PAYER REGISTRATION NUMBER (CNPJ) 01.838.723/0001-27
                                 PUBLIC COMPANY

    CALL FOR ANNUAL ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS' MEETING

The shareholders are hereby invited to attend a meeting to be held at 1:30 P.M., on April 06, 2004, at Av. Escola Politecnica, 760 - Sao Paulo - SP, to deliberate upon the following agenda:

1. To examine and vote upon the Management Report, Financial Statements, as well as other documents referring to the fiscal year ended on 12/31/03, and to deliberate upon the destination of earnings and ratify the distribution of interest over company capital to shareholders, as per the deliberation of the Board of Directors;
2. Ratify the nomination of Member of the Board of Directors carried out by the Board of Directors Meeting.
3.  To elect the Fiscal Council;
4.  To set the monthly and global management compensation;

                         Sao Paulo(SP), March 02, 2004.


                               EGGON JOAO DA SILVA
                                    Chairman